EXHIBIT 10.1

12% SENIOR CONVERTIBLE DEBENTURE DUE 2002
STANDSTILL AGREEMENT

             STANDSTILL AGREEMENT dated as of ___, 2001 by and between DECISIONLINK, INC., a Delaware corporation with offices at 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119 (the "Company"), and _______________________ (the  "Debentureholder") with an address at _________________.

W I T N E S S E T H:

             WHEREAS, the Debentureholder is the holder of the Company's 12% senior convertible Debentures due 2002 (the "Senior Convertible Debentures") in the aggregate principal amount hereinafter mentioned.

             WHEREAS, the Company is indebted to the Debentureholder in the amount of US$_______, representing the unpaid principal of the Debentureholder's Debenture of US$____________, plus unpaid interest of US$___________ due June 1, 2001, on the Senior Convertible Debentures;

             WHEREAS, the Company is currently unable to pay the cash interest due on June 1, 2001, on all of its Senior Convertible Debentures as well as on its 12% Senior Convertible Notes due 2002 (“Senior Convertible Notes”); the default in interest on the Senior Convertible Debentures and the Senior Convertible Notes is herein called the “Interest Default”);

             WHEREAS, RP&C International (“RP&C”), on behalf of the Company has confirmed to the undersigned Debentureholder that the Company is currently working with potential investors to source additional funds for it to continue to develop its business and which should enable the Company to meet its obligations.  RP&C has also confirmed that the Company has mandated it, for a fee payable in shares, to solicit holders of the Senior Convertible Debentures and Senior Convertible Notes to either accept shares in lieu of outstanding interest, or to sign a standstill agreement in the form of this Standstill Agreement; and

             WHEREAS, the Company desires to cure the Interest Default all on the terms and conditions hereinafter set forth.

             NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

             1.          Debentureholder Waiver of Interest Default.

             Subject to the terms and conditions of this Standstill Agreement, the Debentureholder hereby agrees not to demand the Company pay the Interest Default payment and waives the assertion of any rights it may have to  pursue any remedy under the Senior Convertible Debentures or the Trust Indenture under which it was issued, including, but not limited to, acceleration of the maturity thereof, or take any other action which will accelerate any other indebtedness of the Company, solely by reason of the Interest Default or a default or Event of Default under any other instrument evidencing indebtedness of the Company based on so-called “cross-default” provisions arising solely by reason of the Interest Default  for a period of ninety (90) days from the date hereof.

             2.          Conditions to Debentureholder Waiver.  The Debentureholder Waiver is subject to and conditioned upon the following items and conditions:

                           (i)          The Debentureholder Waiver shall not apply to any default other than the June 1, 2001 Interest Default or any default or Event of Default based on the cross-default provisions of the Senior Convertible Debentures arising directly or indirectly only as a result of the Interest Default. Nothing in this Standstill Agreement shall in any way limit the Debentureholder's right to pursue any remedy under the Senior Convertible Debentures, including acceleration of the maturity thereof, at any time subsequent to the date hereof, other than as provided in the preceding sentence. In particular, the Company has no knowledge of any other default today on any other existing indebtedness of the Company.  In the event that any creditor of the Company which has acceleration rights under the provision of any terms of indebtedness of the Company provides the Company with notice of acceleration within the 90 day period from the date hereof, then this Standstill Agreement shall be null and void.

                           (ii)         All other holders of Senior Convertible Debentures, Senior Convertible Notes and the 12% Senior Convertible Bridge Notes due 2003 either (a) execute a Standstill Agreement substantially similar or identical in form to this Standstill Agreement; (b) accept shares of Company common stock in lieu of Interest Default, or (c) are paid by the Company all outstanding interest in cash.

             3.          Representations and Warranties of the Debentureholder.

             The Debentureholder hereby represents and warrants to the Company that:

             (a)         It owns the Interest Default, free and clear of any mortgage, lien, pledge, charge or other encumbrance whatsoever, and has full power and authority and all necessary permits and licenses to execute, deliver and perform this Standstill Agreement;

             (b)        The execution, delivery and performance by the Debentureholder of this Standstill Agreement has been duly and validly authorized by all necessary action on the part of the Debentureholder;

             (c)         This Standstill Agreement has been duly and validly authorized, executed and delivered by the Debentureholder and constitutes the legal, valid and binding obligation of the Debentureholder, enforceable against the Debentureholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally;

             (d)        The Debentureholder  understands and agrees to maintain in confidence the terms and the fact that this agreement has been executed and delivered until such time as public disclosure of same is made, in accordance with Regulation FD under the Securities Act.

             (e)         The Debentureholder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company which have been requested by the Debentureholder; and the Debentureholder and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received satisfactory answers to any such inquiries.

             (f)         The Debentureholder has such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of our entering into this Agreement.

             (g)        Debentureholder has received from the Company the following information:

             *           Transition Report on Form 10–KSB for the period from October 1, 2000 to December 31, 2000.

             *           Current Report on Form 8–K (Date of Earliest Event Reported – January 3, 2001), and

             *           Current Report on Form 8–K (Date of Earliest Event Reported –January 16, 2001)

             *           Quarterly Report on From 10-QSB for the period from January 1, 2001 to March 31, 2001.

             *           Current Report on Form 8–K (Date of Earliest Event Reported –February 15, 2001, 2001)

             4.          Representations and Warranties of the Company.

             The Company represents and warrants to the Debentureholder that:

             (a)         The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in each jurisdiction wherein the failure so to qualify would have a material adverse effect upon its business;

             (b)        The execution, delivery and performance by the Company of this Standstill Agreement has been duly and validly authorized by all necessary action on the part of the Company;

             (c)         This Standstill Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally; and

             (d)        The Company represents that it has not dealt with any broker in connection with the transaction contemplated hereby other than RP&C International, Inc. and RP&C International Limited and agrees to pay in full and hold the Debentureholder harmless against all fees and commissions of said firms in connection with the transactions contemplated by this Standstill Agreement.

             5.          Notices.

             All notices hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

DecisionLink, Inc.
1181 Grier Drive, Suite B
Las Vegas, NV 89119
Attention: Chairman

If to Debentureholder:

_______________
_______________

             6.          Expenses.

             The Company shall bear all costs and expenses in connection with the preparation, execution and delivery of this Standstill Agreement and in connection with all things required to be done by the Company hereunder, except that the Debentureholder shall bear the costs and expenses of its own legal counsel, if any, in connection therewith.

             7.          Entire Agreement; Amendments.

             This Standstill Agreement contains the entire agreement of the parties with respect to the subject matter hereof and no amendment, modification or waiver of any provision hereof will be binding on any party hereto unless the same shall be in writing and signed by the party to be charged.

             8.          Binding Effect.

             The Standstill Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, distributees and legal representatives.

             9.          Governing Law.

             This Standstill Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of New York applicable in the case of agreements made and to be performed entirely within such State.

             10.        Counterparts.

             This Standstill Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement.

             IN WITNESS WHEREOF, the parties hereto have executed and delivered this Standstill Agreement as of the date first written above.

DECISIONLINK, INC.

By:

Name of Debentureholder:

Nominal amount of
Debentures held:	US $

Telephone no. of holder:

Signed:

Dated: